Exhibit 99.3

Unaudited Pro Forma Combined Financial Statements of Lannett Company, Inc.

Lannett Company, Inc. (“Lannett” or “LCI”) expects to complete the acquisition of Kremers Urban Pharmaceuticals Inc. (“KUPI”) for approximately $1.25 billion in aggregate consideration (the “Acquisition”). Lannett anticipates funding the Acquisition with proceeds from the issuance of the $1.16 billion senior secured term loan facility and cash on hand. Lannett obtained commitments for senior secured credit facilities in an aggregate principal amount of up to $1.285 billion comprised of (i) a senior secured term loan facility in an aggregate principal amount of up to $1.16 billion (the “Term Loan Facility”) and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $125.0 million (the “Revolving Credit Facility” and, together with the Term Loan Facility, the “Senior Secured Credit Facility” and, together with the Acquisition, the “Transactions”). Under the terms of the commitment letter relating to the Senior Secured Credit Facility, the Term Loan Facility will be reduced in an amount equal to the proceeds of any debt or equity securities that Lannett issues prior to closing the Acquisition for the purpose of funding the Acquisition.

As used herein, the terms “the Company,” “we,” and “our” refer to Lannett Company, Inc., and where applicable, its consolidated subsidiaries. The Company and KUPI have different fiscal year ends. The financial periods presented in this Form 8-K are based on our fiscal periods.  For the purpose of presenting these pro forma financial statements, we used the financial statements for our fiscal year ended June 30, 2015, as filed with the Securities and Exchange Commission (“SEC”) in our most recent Annual Report on Form 10-K. To meet the SEC’s pro forma requirements of combining operating results for KUPI for an annual period that ends within 93 days of the end of our latest annual fiscal period as filed with the SEC, we adjusted KUPI’s historical financial information for the year ended December 31, 2014 to include the interim period ended June 30, 2015 and subtracted the comparable interim period ended June 30, 2014. We combined this KUPI unaudited historical financial information for the twelve months ended June 30, 2015 with our fiscal year ended June 30, 2015 “financial information” to prepare the pro forma financial statements. The Unaudited Pro Forma Combined Balance Sheet as of June 30, 2015 gives effect to the KUPI acquisition as if it had occurred on that date and includes historical data as reported by the separate companies. The Unaudited Pro Forma Combined Statement of Operations for the twelve months ended June 30, 2015 gives effect to the KUPI acquisition as if it had been consummated on July 1, 2014 and includes historical data as reported by the separate companies. The historical financial information has been adjusted to give effect to events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results of the companies. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the Unaudited Pro Forma Combined Financial Statements (“Pro Forma Statements”).

The acquisition has been accounted for as a business combination (in accordance with ASC 805 Business Combinations) and, as such, KUPI’s assets acquired and liabilities assumed have been recorded at their respective fair values. The determination of fair value for the identifiable tangible and intangible assets acquired and liabilities assumed requires extensive use of accounting estimates and judgments. Significant estimates and assumptions include, but are not limited to: determining the timing and estimated costs to complete the in-process research and development projects, projecting the likelihood and timing of obtaining regulatory approval, estimating future cash flows and determining the appropriate discount rate. The estimated fair values of the assets acquired and liabilities assumed on the KUPI acquisition date included in the Pro Forma Statements are provisional and subject to change. Any changes to the final fair values could be material.

The pro forma adjustments reflecting the consummation of the KUPI acquisition are based upon the acquisition method of accounting in accordance with U.S. generally accepted accounting principles and upon the assumptions set forth in the Notes included in this section. The Pro Forma Statements have been prepared based on available information, using estimates and assumptions that our management believes are reasonable. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Pro Forma Statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing these Pro Forma Statements. The Unaudited Pro Forma Combined Balance Sheet has been adjusted to reflect the allocation of the purchase price to identifiable net assets acquired and of the excess purchase price to goodwill.

The Unaudited Pro Forma Combined Statement of Operations does not purport to represent the actual results of operations that would have occurred if the acquisition had taken place on the date specified and are not necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Combined Statement of Operations does not reflect any adjustments for the effect of non-recurring items or operating synergies that we may realize as a result of the acquisition. The Pro Forma Statements include certain reclassifications to conform the historical financial information of KUPI to our presentation (see Note 4 in the accompanying notes).

The assumptions used and adjustments made in preparing the Pro Forma Statements are described in the Notes, which should be read in conjunction with the Pro Forma Statements. The Pro Forma Statements and related Notes contained herein should be read in conjunction with the Consolidated Financial Statements and related Notes included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015.

LANNETT COMPANY, INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2015

(In thousands)

	Lannett Company, Inc.	Kremers Urban Pharmaceuticals Inc.	Pro Forma		Lannett Company, Inc.
	Historical (1)	Reclassified Historical (2)	Adjustments (3)		Pro Forma Combined
ASSETS
Current Assets:
Cash and cash equivalents	$200,340	$1,183	$(114,274)	(a)	$87,249
Investment securities	13,467	—	—		13,467
Accounts receivable, net	91,103	199,834	—		290,937
Inventories, net	46,191	61,598	26,526	(b)	134,315
Prepaid income taxes	—	—	2,370	(c)	2,370
Deferred tax assets	16,270	38,969	(35,073)	(d)	20,166
Other current assets	3,175	1,390	—		4,565
Total current assets	370,546	302,974	(120,451)		553,069
Property, plant, and equipment, net	94,556	94,113	—		188,669
Intangible assets, net	29,090	5,892	618,278	(e)	653,260
Goodwill	141	177,957	107,017	(f)	285,115
Deferred tax assets	12,495	—	1,095	(d)	13,590
Other assets	1,938	—	67,295	(g)	69,233
TOTAL ASSETS	$508,766	$580,936	$673,234		$1,762,936

LIABILITIES
Current liabilities:
Accounts payable	$19,195	$16,280	$—		$35,475
Accrued expenses	4,928	4,826	—		9,754
Accrued payroll and payroll-related expenses	10,397	10,116	4,177	(h)	24,690
Rebates payable	7,553	8,995	—		16,548
Royalties payable	—	9,128	—		9,128
Income taxes payable	1,340	—	(1,340)	(c)	—
Current portion of long-term debt	135	—	11,600	(k)	11,735
Total current liabilities	43,548	49,345	14,437		107,330
Long-term debt, less current portion	874	—	1,148,400	(k)	1,149,274
Acquisition-related contingent consideration	—	—	35,000	(l)	35,000
Deferred tax liabilities	—	60	(60)	(j)	—
Liabilities for uncertain tax positions	578	34,779	(14,404)	(i)	20,953
Other long-term liabilities	—	1,524	510	(m)	2,034
TOTAL LIABILITIES	45,000	85,708	1,183,883		1,314,591

STOCKHOLDERS’ EQUITY
Common Stock	37	—	—		37
Additional paid-in capital	236,178	234,668	(234,668)	(n)	236,178
Retained earnings	233,573	258,913	(274,334)	(n)	218,152
Accumulated other comprehensive loss	(295)	1,647	(1,647)	(n)	(295)
Treasury stock	(6,080)	—	—		(6,080)
Total Lannett Company, Inc. stockholders’ equity	463,413	495,228	(510,649)		447,992
Noncontrolling interests	353	—	—		353
Total stockholders’ equity	463,766	495,228	(510,649)		448,345
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$508,766	$580,936	$673,234		$1,762,936

(1)         Represents audited results for the year ended June 30, 2015 as reported on Form 10-K filed with the SEC on August 27, 2015. Liabilities for uncertain tax positions have been reclassified from Income taxes payable into a separate financial statement line item for purposes of these pro forma financial statements. This reclassification is not significant and does not materially change the historical audited financial statements as reported on our Form 10-K.

(2)         Certain amounts have been reclassified to conform to Lannett’s presentation. Refer to Note 4. Reclassifications below. The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Financial Statements. Kremers Urban Pharmaceuticals Inc. financial data is for the last twelve months ended June 30, 2015.

(3)         See Note 3. Pro Forma Adjustments below.

LANNETT COMPANY, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED JUNE 30, 2015

(In thousands)

	Lannett Company, Inc.	Kremers Urban Pharmaceuticals Inc.	Pro Forma Adjustments		Lannett Company, Inc.
	Historical (1)	Reclassified Historical (2)	(3)		Pro Forma Combined
Net sales	$406,837	$406,567	$—		$813,404
Cost of sales	100,481	238,736	30,551	(o)	369,768
Gross profit	306,356	167,831	(30,551)		443,636
Operating expenses:
Research and development	30,342	30,292	(2,895)	(p)	57,739
Selling, general and administrative	49,527	26,512	(8,360)	(q)	67,679
Total operating expenses	79,869	56,804	(11,255)		125,418
Operating income	226,487	111,027	(19,296)		318,218
Other income (loss):
Foreign currency loss	(21)	(518)	—		(539)
Gain on sale of assets	33	50	—		83
Gain on investment securities	705	—	—		705
Interest and dividend income	425	—	—		425
Interest expense	(207)	—	(67,623)	(r)	(67,830)
Total other income (loss)	935	(468)	(67,623)		(67,156)
Income before income taxes	227,422	110,559	(86,919)		251,062
Income tax expense	77,430	25,206	(31,352)	(s)	71,284
Net income	149,992	85,353	(55,567)		179,778
Less: Net income attributable to noncontrolling interest	73	—	—		73
Net income attributable to Lannett Company, Inc.	$149,919	$85,353	$(55,567)		$179,705

Earnings per common share attributable to Lannett Company, Inc.:
Basic	$4.18			(t)	$5.02
Diluted	$4.04			(t)	$4.84

Weighted average common shares outstanding:
Basic	35,827,167				35,827,167
Diluted	37,127,117				37,127,117

(1)         Represents audited results for the year ended June 30, 2015 as reported on Form 10-K filed “with the SEC” on August 27, 2015.

(2)         Certain amounts have been reclassified to conform to Lannett’s presentation. Refer to Note 4. Reclassifications below. The accompanying Notes are an integral part of the Unaudited Pro Forma Combined Financial Statements. Kremers Urban Pharmaceuticals Inc. financial data is for the last twelve months ended June 30, 2015.

(3)         See Note 3. Pro Forma Adjustments below.

LANNETT COMPANY, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED

FINANCIAL STATEMENTS

Note 1. Basis of presentation

The Unaudited Pro Forma Combined Balance Sheet combines Lannett and KUPI’s historical Consolidated Balance Sheets as of June 30, 2015.

The Unaudited Pro Forma Combined Statement of Operations for the twelve months ended June 30, 2015 combines the historical year ended June 30, 2015 results for Lannett and the twelve months ended June 30, 2015 for KUPI to conform to Lannett’s fiscal year end.

The Unaudited Pro Forma Combined Statement of Operations does not reflect the non-recurring expenses that we expect to incur in connection with the Acquisition, including fees to financing sources, attorneys, accountants and other professional advisors, the write-off of deferred financing costs, and other transaction-related costs that will not be capitalized. Additionally, the Unaudited Pro Forma Combined Statement of Operations does not reflect the effects of any anticipated cost savings and any related non-recurring costs to achieve those cost savings. The Unaudited Pro Forma Combined Statement of Operations does not purport to represent our actual results of operations that would have occurred if the acquisitions had taken place on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The Unaudited Pro Forma Combined Statement of Operations includes certain reclassifications to conform the historical financial information of KUPI to our financial presentation.

Note 2. Acquisition of Kremers Urban Pharmaceuticals Inc.

Lannett anticipates completing the acquisition of 100% of the outstanding shares of KUPI, upon which KUPI will become a wholly-owned subsidiary of Lannett. KUPI was a privately-held subsidiary of UCB S.A., a specialty generic pharmaceutical company headquartered in Princeton, NJ, focused on difficult-to-formulate products as well as products using different specialized delivery technologies.

The following table summarizes the fair value of total consideration transferred to KUPI shareholders assuming an acquisition date of June 30, 2015:

(In thousands)
Cash consideration paid to KUPI shareholders (1)	$1,230,000
Working capital adjustment (2)	(15,340)
Total cash consideration transferred to KUPI shareholders	1,214,660
Contingent payment (3)	35,000
Total consideration transferred to KUPI shareholders	$1,249,660

(1)  Cash consideration paid to KUPI shareholders will be provided by borrowings under Lannett’s Term Loan Facility and cash on hand.

(2)  Represents the working capital adjustment pursuant to the terms and conditions of the Stock Purchase Agreement dated September 2, 2015.

(3)  Fair value contingent payment of $35 million represents the contingent payment related to the section 338(h)(10) election made pursuant to the Acquisition. Lannett has agreed to a 50/50 split of the additional tax liabilities UCB will incur associated with the section 338(h)(10) election, up to $35 million. We have accounted for this arrangement as contingent consideration and have recorded a liability of $35 million.

Assuming an acquisition date of June 30, 2015, the preliminary purchase price of KUPI would have been allocated to the following assets acquired and liabilities assumed:

(In thousands)	June 30, 2015
Accounts receivable, net of revenue-related reserves	$199,834
Inventories	88,124
Deferred tax assets	3,896
Other current assets	1,390
Property, plant and equipment	94,113
Other intangible assets	21,170
KUPI product rights	453,000
In-process research and development	150,000
Goodwill	284,974
Deferred tax assets	1,095
Other assets	27,995
Total assets acquired	1,325,591
Accounts payable	(16,280)
Accrued expenses	(4,826)
Accrued payroll and payroll-related expenses	(14,293)
Rebates payable	(8,995)
Royalties payable	(9,128)
Liabilities for uncertain tax positions	(20,375)
Other noncurrent liabilities	(2,034)
Total net assets acquired	$1,249,660

Note 3.         Pro forma adjustments

(a)         The pro forma adjustment to the Cash and cash equivalents balance represents the effects of the following transactions:

(In thousands)
Total estimated cash purchase price	$(1,230,000)
Working capital adjustment (1)	15,340
Debt proceeds (2)	1,120,700
Estimated direct transaction costs incurred by LCI in connection with the Acquisition	(19,131)
Elimination of KUPI’s cash (3)	(1,183)
Net pro forma adjustment	$(114,274)

(1) Represents the working capital adjustment pursuant to the terms and conditions of the Stock Purchase Agreement dated September 2, 2015.

(2) Represents $1.16 billion proceeds (see (k)) received in connection with the issuance of the Term Loan Facility to fund a portion of the Acquisition, net of deferred financing fees of $39.3 million (see (g)).

(3) Represents the elimination of KUPI’s cash balance pursuant to the terms and conditions of the Stock Purchase Agreement dated September 2, 2015.

(b)         Adjustment is to record the fair value step up for acquired inventory.  Finished goods and work-in-process inventory have been recorded at estimated selling price less the sum of costs of disposal, a reasonable profit allowance for our selling effort, and estimated costs to complete for work-in-process inventory.  Raw material inventory has been valued at current replacement cost, which approximated KUPI’s carrying value.  As there is no continuing impact of the inventory step-up on the Company’s results, the cost of sales associated with the increased inventory value is not included in the Unaudited Pro Forma Combined Statements of Operations.

(c)          Included in the total $19.1 million direct transaction costs (see (a)) associated with acquiring KUPI, $10.3 million are estimated to be tax deductible. The adjustment reflects the tax effect of the tax deductible portion.  A portion of this adjustment is netted against our historical income taxes payable balance totaling $1.34 million.

(d)         Represents the net decrease in deferred tax assets consisting of (i) a $39.0 million adjustment to remove KUPI’s historical current deferred tax asset, (ii) a $4.0 million adjustment to record the fair value of our current deferred tax assets, and (iii) a $1.1 million adjustment to record the fair value of our non-current deferred tax assets.

(e)          The fair value of the intangible assets acquired and related amortization periods, as well as the reversal of KUPI’s historical intangible assets, are reflected in the following pro forma adjustment:

(In thousands)		Amortization Period (in years)
In-process research and development	$150,000	—
KUPI product rights	453,000	15
KUPI tradename	2,170	2
Contract manufacturing	19,000	15
Elimination of KUPI’s historical intangible asset value	(5,892)
Net pro forma adjustment	$618,278

Pro forma adjustments related to amortization of definite-lived intangible assets are reflected on the Unaudited Pro Forma Combined Statement of Operations.  See (o), (p), and (q).

The fair value of the KUPI product rights, in-process research and development and contract manufacturing assets were estimated using a discounted present value income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, the Company used cash flows discounted at rates considered appropriate given the inherent risks associated with each type of asset. The Company believes that the level and timing of cash flows appropriately reflect market participant assumptions. The fair value of the KUPI tradename was estimated using an income approach, specifically known as the relief from royalty method. The relief from royalty method is based on a hypothetical royalty stream that would be received if the Company were to license the KUPI tradename. Thus, we derived the hypothetical royalty income from the projected revenues of KUPI products, respectively. Cash flows were assumed to extend through the remaining economic useful life of each class of intangible asset. These estimates and assumptions are preliminary and have been made solely for purposes of developing these Pro Forma Statements. Any changes to final estimates or amounts could be significant.

(f)           Represents the net adjustment to goodwill consisting of (i) the reversal of KUPI’s historical goodwill totaling $178.0 million and (ii) to record goodwill totaling $285.0 million for the excess of the purchase price over the fair value of the tangible and intangible assets acquired and liabilities assumed.

(g)          The adjustment consists of the following components:

(In thousands)
Deferred financing fees (1)	39,300
Indemnification asset related to uncertain tax positions (see (i))	20,375
Indemnification asset related to change-in-control payments (see (h))	7,620
Net pro forma adjustment	$67,295

(1)         The deferred financing fees will be amortized over the life of the Revolving Credit Facility and the Term Loan Facility which mature in 2020 and 2022, respectively. The amortization of deferred financing fees is reflected as a pro forma adjustment to the Unaudited Pro Forma Combined Statement of Operations (see (r)).

(h)         Represents the net adjustment for change-in-control payments for certain employees in connection with the Acquisition. Adjustment reflects the elimination of KUPI’s historical $3.4 million liability and the recording of $7.6 million (see (g)) to reflect the fair value of the liability assumed.

(i)             The net pro forma adjustment includes (i) the elimination of $34.8 million historical KUPI’s liabilities for uncertain tax positions and (ii) the recording of the fair value of the liability assumed related to uncertain tax positions totaling $20.4 million (see (g)).

(j)            Represents the adjustment to eliminate KUPI’s historical deferred tax liabilities.

(k)         Represents the issuance of the Term Loan Facility to fund a portion of the Acquisition. The adjustment consists of the following components:

(In thousands)
Long-term debt, less current portion	$1,148,400
Current portion of long-term debt	11,600
Total Term Loan Facility	$1,160,000

(l)             Represents the contingent payment related to the section 338(h)(10) election made pursuant to the Acquisition. Lannett has agreed to a 50/50 split of the additional tax liabilities UCB will incur associated with the section 338(h)(10) election, up to $35 million.

(m)     Represents the recording of the estimated fair value for the KUPI environmental liability assumed.

(n)         Represents the following adjustments to equity:

(In thousands)
Elimination of KUPI’s historical additional paid-in capital	$(234,668)
Elimination of KUPI’s historical retained earnings	(258,913)
Record estimated transaction costs incurred by LCI in connection with the Acquisition, net of $3.7 million tax effect (see (a) and (c))	(15,421)
Elimination of KUPI’s historical accumulated other comprehensive income	(1,647)
Net pro forma adjustment	$(510,649)

(o)         Adjustment represents the net increase to cost of sales which consists of the following:

(In thousands)
Elimination of KUPI’s historical amortization expense	$(916)
Record amortization expense for acquired definite-lived intangible assets (1)	31,467
Net pro forma adjustment	$30,551

(1)         Amortization expense relates to the value of definite-lived intangible assets, recorded over the estimated useful lives of 15 years for currently marketed products and contract manufacturing (see (e)).

(p)         Adjustment represents the elimination of KUPI’s historical amortization expense classified as Research and development expense.

(q)         Adjustment to Selling, general and administrative expense consists of the following:

(In thousands)
Elimination of KUPI’s historical amortization expense	$(467)
Record amortization expense for the acquired KUPI tradename (1)	1,085
Elimination of KUPI’s transaction costs (2)	(5,732)
Elimination of KUPI’s change-in-control payments (3)	(3,246)
Net pro forma adjustment	$(8,360)

(1)         Amortization expense relates to the value of the KUPI tradename and is recorded over the estimated useful life of 2 years (see (e)).

(2)         Represents the transaction costs associated with the Acquisition recorded by KUPI for the twelve months ended June 30, 2015. The costs are non-recurring in nature and therefore eliminated for purposes of preparing the Unaudited Pro Forma Combined Statement of Operations.

(3)         Represents the change-in-control payments recorded by KUPI for the twelve months ended June 30, 2015. The payments are non-recurring in nature and therefore eliminated for purposes of preparing the Unaudited Pro Forma Combined Statement of Operations.

(r)            Adjustment represents the increase in interest expense, including amortization of deferred financing fees totaling $6.0 million, related to the issuance of the Senior Secured Credit Facility entered into in connection with the Acquisition.  The variable interest rate on the Term Loan Facility was assumed based on the terms of commitment to provide the Senior Secured Credit Facility.  If the Term Loan Facility was outstanding at June 30, 2015, each 1/8% increase in interest rates would yield $1.5 million of incremental annual interest expense.

(s)           For purposes of this Unaudited Pro Forma Combined Statement of Operations, an estimated income tax rate of approximately 36% has been used for the pro forma adjustments for the twelve months ended June 30, 2015. The estimated income tax rate is based on the applicable enacted statutory tax rates for the period. These rates are estimates and do not take into account future income tax strategies that may be applied to the combined entity.

(t)            The unaudited pro forma combined basic and diluted earnings per share for the period presented are based on the basic and diluted weighted-average number of common shares outstanding. The pro forma combined shares outstanding for the twelve months ended June 30, 2015 are not impacted by the Transactions, and are therefore consistent with Lannett’s basic and diluted shares outstanding for the year ended June 30, 2015.

Note 4.         Reclassifications

During the preparation of the Pro Forma Statements, we performed a review of KUPI’s accounting policies in an effort to determine if differences in accounting policies require adjustment or reclassification of KUPI’s results of operations or reclassification of assets or liabilities to conform to our accounting policies and classifications.  We were not aware of any material differences between accounting policies of the two companies, except for certain reclassifications necessary to conform to our financial presentation, and accordingly, the Pro Forma Statements do not assume any material differences in accounting policies between the two companies.

The following identifies the reclassifications made to KUPI’s historical financial statements in order to conform to our financial statement presentation:

	KUPI 6/30/15	KUPI 6/30/15	KUPI 6/30/15
(In thousands)	Historical	Reclassifications	Reclassified
Assets
Current assets:
Cash and cash equivalents	$1,183	$—	$1,183
Accounts receivable, net	188,954	10,880	199,834
Due from affiliates	10,880	(10,880)	—
Inventories, net	61,598	—	61,598
Deferred income taxes	38,969	—	38,969
Other current assets	1,390	—	1,390
Total current assets	302,974	—	302,974
Property and equipment, net	94,113	—	94,113
Intangible assets, net	5,892	—	5,892
Goodwill	177,957	—	177,957
Total assets	$580,936	$—	$580,936

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable	$49,345	$(33,065)	$16,280
Accrued expenses	—	4,826	4,826
Accrued payroll and payroll-related expenses	—	10,116	10,116
Rebates payable	—	8,995	8,995
Royalties payable	—	9,128	9,128
Total current liabilities	49,345	—	49,345
Deferred income taxes	60	—	60
Liabilities for unrecognized tax benefits	34,779	—	34,779
Other long-term liabilities	1,524	—	1,524
Total liabilities	85,708	—	85,708

Stockholder’s equity:
Additional paid-in capital	403,490	(168,822)	234,668
Retained earnings	258,913	—	258,913
Receivable from parent	(168,822)	168,822	—
Accumulated other comprehensive income	1,647	—	1,647
Total stockholders’ equity	495,228	—	495,228
Total liabilities and stockholder’s equity	$580,936	$—	$580,936

	LTM (1)
(In thousands)	KUPI 6/30/15 Historical	LTM (1) KUPI 6/30/15 Reclassifications	LTM (1) KUPI 6/30/15 Reclassified
Net sales	$360,165	$46,402	$406,567
Net sales to related party	20,174	(20,174)	—
Contract manufacturing revenue	32,342	(32,342)	—
Total net revenues	412,681	(6,114)	406,567
Cost of goods sold	207,589	31,147	238,736
Cost of goods sold to related party	7,788	(7,788)	—
Contract manufacturing costs	18,633	(18,633)	—
Total cost of goods sold	234,010	4,726	238,736
Gross profit	178,671	(10,840)	167,831
Operating expenses:
Research and development	29,720	572	30,292
Selling, general and administrative expenses	25,910	602	26,512
Selling, general and administrative expenses to related party	5,101	(5,101)	—
Other expense, net	6,809	(6,809)	—
Total operating expenses	67,540	(10,736)	56,804
Operating income	111,131	(104)	111,027
Other income (loss):
Foreign currency loss	—	(518)	(518)
Gain on sale of assets	—	50	50
Total other income (loss)	—	(468)	(468)
Income before provision for income taxes	111,131	(572)	110,559
Provision for income taxes	25,778	(572)	25,206
Net income	$85,353	$—	$85,353

(1)         LTM represents the last twelve months ended June 30, 2015 to conform to the Lannett fiscal year end.